JPMorgan Chase & Co. 270 Park Avenue, New York, NY 10017-2070 NYSE symbol: JPM www.jpmorganchase.com

JPMORGAN CHASE REPORTS FIRST-QUARTER 2017 NET INCOME OF
$6.4 BILLION, OR $1.65 PER SHARE

FIRST-QUARTER 2017 RESULTS1

ROE 11% ROTCE[2] 13%	Common equity Tier 1[2] 12.4%	Net payout LTM[3,4] 69%

Firmwide Metrics	■	Reported revenue of $24.7 billion; managed revenue of $25.6 billion[2]
	■	Average core loans[2] up 9% YoY and 1% QoQ

CCB ROE[5] 15%	■	Average core loans[2] up 11%; average deposits of $623 billion, up 11%
	■	27.3 million active mobile customers, up 14%
	■	Credit card sales volume[6] up 15% and Merchant processing volume up 11%

CIB ROE[5] 18%	■	Record net income and Investment Banking fees for a first quarter of $3.2 billion, up 64% and $1.8 billion, up 37%, respectively
	■	Maintained #1 ranking for Global Investment Banking fees with 8.5% wallet share in 1Q17

CB ROE[5] 15%	■	Record revenue of $2.0 billion, up 12%; record net income of $799 million, up 61%
	■	Record average loan balances of $191 billion, up 12%

AWM ROE[5] 16%	■	Record average loan balances of $118 billion, up 7%; record average deposit balances of $159 billion, up 5%
	■	Record assets under management (“AUM”) of $1.8 trillion, up 10%; 77% of mutual fund AUM ranked in the 1st or 2nd quartile over 5 years

Jamie Dimon, Chairman and CEO, commented on the financial results: “We are off to a good start for the year with all of our businesses performing well and building on their momentum from last year. The consumer businesses continue to grow core loans at double digits, outperform the industry in deposit growth, and we once again had very strong card sales volume growth this quarter – reflecting our commitment to providing our customers the innovative products and services they want.”

Dimon added: “We demonstrated the strength of our Corporate & Investment Bank platform, growing revenue strongly in Banking and Markets and maintaining leadership positions. Commercial Banking continued its solid performance with record revenue and net income this quarter. Asset & Wealth Management had strong underlying performance driven by record balances in banking, as well as record AUM & client assets.”

Dimon concluded: “U.S. consumers and businesses are healthy overall and with pro-growth initiatives and improving collaboration between government and business, the U.S. economy can continue to improve. We will be there to do our part, strong and steadfast in good times and bad, and working every day to support our clients and our communities.”

FORTRESS PRINCIPLES

■	Book value per share of $64.68, up 6%; Tangible book value per share[2] of $52.04, up 6%

■	Basel III common equity Tier 1 capital[2] of $184 billion; ratio[2] of 12.4%

■	Firm SLR[2] of 6.6% and Bank SLR[2] of 6.7%

■	HQLA[7] of $524 billion

OPERATING LEVERAGE

■	1Q17 reported expense of $15.0 billion; reported overhead ratio of 61%; 1Q17 adjusted expense[2] of $14.8 billion; adjusted overhead ratio[2] of 58%

CAPITAL RETURN

■	$4.6 billion[4] returned to shareholders in 1Q17

■	$2.8 billion of net repurchases and common dividend of $0.50 per share

SUPPORTED CONSUMERS, BUSINESSES & COMMUNITIES

■	$561 billion of credit and capital[8] raised in 1Q17

■	$69 billion of credit for consumers

■	$5 billion of credit for U.S. small businesses

■	$175 billion of credit for corporations

■	$296 billion of capital raised for corporate clients and non-U.S. government entities

■	$16 billion of credit and capital raised for nonprofit and U.S. government entities, including states, municipalities, hospitals and universities

Investor Contact: Jason Scott (212) 270-7325
[1]Percentage comparisons noted in the bullet points are calculated for the first quarter of 2017 versus the prior-year first quarter, unless otherwise specified.
[2]For notes on non-GAAP financial measures, including managed basis reporting, and key performance measures, see page 6.
For additional notes see page 7.
Media Contact: Joe Evangelisti (212) 270-7438

JPMorgan Chase & Co.
News Release

In the discussion below of results of JPMorgan Chase as a Firm and of its business segments, information is presented on a managed basis. For more information about managed basis, as well as other non-GAAP financial measures and key performance measures used by management to evaluate the performance of each line of business, see page 5. Comparisons noted in the sections below are calculated for the first quarter of 2017 versus the prior-year first quarter, unless otherwise specified.

JPMORGAN CHASE (JPM)
Net revenue on a reported basis totaled $24.7 billion, $23.4 billion, and $23.2 billion for the first quarter of 2017, fourth quarter of 2016, and first quarter of 2016, respectively.

Results for JPM				4Q16		1Q16
($ millions, except per share data)	1Q17	4Q16	1Q16	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue - managed	$25,586	$24,333	$24,083	$1,253	5%	$1,503	6%
Noninterest expense	15,019	13,833	13,837	1,186	9	1,182	9
Provision for credit losses	1,315	864	1,824	451	52	(509)	(28)
Net income	$6,448	$6,727	$5,520	$(279)	(4)%	$928	17%
Earnings per share	$1.65	$1.71	$1.35	$(0.06)	(4)%	$0.30	22%
Return on common equity	11%	11%	9%
Return on tangible common equity	13	14	12
Discussion of Results:
Net income was $6.4 billion, an increase of 17%.
Net revenue was $25.6 billion, up 6%. Net interest income was $12.4 billion, up 6%, primarily driven by loan growth and the net impact of higher rates. Noninterest revenue was $13.2 billion, up 6%, primarily driven by the Corporate & Investment Bank, largely offset by Card new account origination costs and lower MSR risk management results.
Noninterest expense was $15.0 billion, up 9%, primarily driven by higher compensation and legal expense, auto lease depreciation, and FDIC-related expense, as well as a contribution to the Firm's Foundation.
The provision for credit losses was $1.3 billion, down from $1.8 billion, due to net reserve releases in the Wholesale portfolio, partially offset by an increase in the Consumer provision. The Wholesale net reserve releases were $93 million in the current quarter, primarily driven by Oil & Gas, versus reserve increases of $713 million in the prior-year quarter. The increase in the Consumer provision included a write-down of the Student loan portfolio, and higher Card net charge-offs, which were in line with expectations.
First-quarter results included a tax benefit of $373 million related to the appreciation of the Firm’s stock price upon vesting of employee stock-based awards above their original grant price.

CONSUMER & COMMUNITY BANKING (CCB)

Results for CCB				4Q16		1Q16
($ millions)	1Q17	4Q16	1Q16	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$10,970	$11,019	$11,117	$(49)	—	$(147)	(1)%
Consumer & Business Banking	4,906	4,774	4,550	132	3	356	8
Mortgage Banking	1,529	1,690	1,876	(161)	(10)	(347)	(18)
Card, Commerce Solutions & Auto	4,535	4,555	4,691	(20)	—	(156)	(3)
Noninterest expense	6,395	6,303	6,088	92	1	307	5
Provision for credit losses	1,430	949	1,050	481	51	380	36
Net income	$1,988	$2,364	$2,490	$(376)	(16)%	$(502)	(20)%
Discussion of Results:
Net income was $2.0 billion, a decrease of 20%. Net revenue was $11.0 billion, down 1%.

JPMorgan Chase & Co.
News Release

Consumer & Business Banking net revenue was $4.9 billion, up 8%, reflecting strong deposit growth. Mortgage Banking net revenue was $1.5 billion, down 18%, driven by lower net servicing revenue reflecting lower MSR risk management results, as well as servicing portfolio run-off. Card, Commerce Solutions & Auto net revenue was $4.5 billion, down 3%, driven by Card new account origination costs, predominantly offset by higher net interest income on higher loan balances and higher auto lease volumes.
Noninterest expense was $6.4 billion, up 5%, primarily driven by higher auto lease depreciation and business growth.
The provision for credit losses was $1.4 billion, an increase of $380 million, driven by a write-down of the Student loan portfolio, which was transferred to held-for-sale, and higher Card net charge-offs, which were in line with expectations.

CORPORATE & INVESTMENT BANK (CIB)

Results for CIB				4Q16		1Q16
($ millions)	1Q17	4Q16	1Q16	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$9,536	$8,461	$8,135	$1,075	13%	$1,401	17%
Banking	3,021	2,783	2,417	238	9	604	25
Markets & Investor Services	6,515	5,678	5,718	837	15	797	14
Noninterest expense	5,121	4,172	4,808	949	23	313	7
Provision for credit losses	(96)	(198)	459	102	52	(555)	NM
Net income	$3,241	$3,431	$1,979	$(190)	(6)%	$1,262	64%
Discussion of Results:
Net income was $3.2 billion, up $1.3 billion, reflecting higher net revenue, a lower provision for credit losses, and a tax benefit related to the appreciation of the Firm’s stock price upon vesting of employee stock-based awards above their original grant price, partially offset by higher noninterest expense.
Net revenue was $9.5 billion, up 17%, compared with a weak prior-year quarter. Banking revenue was $3.0 billion, up 25%. Investment Banking revenue was $1.7 billion, up 34%, with higher debt and equity underwriting fees reflecting strong underlying issuance activity and share gains, partially offset by lower advisory fees. The business continued to rank #1 in Global Investment Banking fees. Treasury Services revenue was $981 million, up 11%, driven by the impact of higher interest rates and growth in operating deposits. Lending revenue was $389 million, up 29%, reflecting higher gains on securities received from restructurings, and lower mark-to-market losses on hedges.
Markets & Investor Services revenue was $6.5 billion, up 14%, largely driven by higher Markets revenue, up 13%. Fixed Income Markets revenue, up 17%, reflected robust performance in Securitized Products on strong demand and spread tightening. Rates improved, with increased market activity, particularly in Europe in advance of upcoming elections and in reaction to central bank actions. Revenue from Credit Products also increased, driven by the higher market levels. Equity Markets revenue was up 2%, with strength in prime services and corporate derivatives. Securities Services revenue was $916 million, up 4%.
Credit Adjustments & Other was a loss of $222 million, largely driven by valuation adjustments, compared with a loss of $336 million in the prior-year quarter.
Noninterest expense was $5.1 billion, up 7%, largely driven by higher performance-based compensation expense.
The provision for credit losses was a benefit of $96 million, compared to an expense of $459 million in the prior-year quarter, which included reserve builds in the Oil & Gas and Metals & Mining portfolios.

COMMERCIAL BANKING (CB)

Results for CB				4Q16		1Q16
($ millions)	1Q17	4Q16	1Q16	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$2,018	$1,963	$1,803	$55	3%	$215	12%
Noninterest expense	825	744	713	81	11	112	16
Provision for credit losses	(37)	124	304	(161)	NM	(341)	NM
Net income	$799	$687	$496	$112	16%	$303	61%

JPMorgan Chase & Co.
News Release

Discussion of Results:
Net income was $799 million, an increase of 61%.
Net revenue was $2.0 billion, up 12%, driven by higher net interest income due to higher deposit spreads and loan growth, and higher investment banking revenue.
Noninterest expense was $825 million, up 16%. Noninterest expense in the current quarter included $29 million of impairment expense on leased assets, as well as reflected increased hiring of bankers and business-related support staff, and investments in technology.
The provision for credit losses was a benefit of $37 million driven by releases in the Oil & Gas portfolio, partially offset by a reserve build due to select client downgrades. The prior-year quarter provision for credit losses was an expense of $304 million, which included reserve builds in the Oil & Gas portfolio.

ASSET & WEALTH MANAGEMENT (AWM)

Results for AWM				4Q16		1Q16
($ millions)	1Q17	4Q16	1Q16	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$3,087	$3,087	$2,972	$—	—	$115	4%
Noninterest expense	2,580	2,175	2,075	405	19	505	24
Provision for credit losses	18	(11)	13	29	NM	5	38
Net income	$385	$586	$587	$(201)	(34)%	$(202)	(34)%
Discussion of Results:
Net income was $385 million, a decrease of 34%.
Net revenue was $3.1 billion, an increase of 4%, reflecting higher market levels and strong banking results driven by higher deposit spreads. The prior-year quarter included a $150 million gain on the sale of an asset.
Noninterest expense was $2.6 billion, an increase of 24%, predominantly driven by higher legal expense.
Assets under management were $1.8 trillion, up 10%, reflecting higher market levels, and net inflows into liquidity and long-term products.

CORPORATE

Results for Corporate				4Q16		1Q16
($ millions)	1Q17	4Q16	1Q16	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$(25)	$(197)	$56	$172	87%	$(81)	NM
Noninterest expense	98	439	153	(341)	(78)	(55)	(36)
Provision for credit losses	—	—	(2)	—	—	2	100%
Net income/(loss)	$35	$(341)	$(32)	$376	NM	$67	NM
Discussion of Results:
Net income was $35 million, compared with a net loss of $32 million in the prior-year quarter. The current quarter included the release of certain legal reserves.

JPMorgan Chase & Co.
News Release

2.	Notes on non-GAAP financial measures and key performance measures:
Notes on non-GAAP financial measures

a.
In addition to analyzing the Firm’s results on a reported basis, management reviews the Firm’s results, including the overhead ratio, and the results of the lines of business, on a “managed” basis, which are non-GAAP financial measures. The Firm’s definition of managed basis starts with the reported U.S. GAAP results and includes certain reclassifications to present total net revenue for the Firm (and each of the business segments) on a fully taxable-equivalent (“FTE”) basis. Accordingly, revenue from investments that receive tax credits and tax-exempt securities is presented in the managed results on a basis comparable to taxable investments and securities. These non-GAAP financial measures allow management to assess the comparability of revenue arising from both taxable and tax-exempt sources. The corresponding income tax impact related to tax-exempt items is recorded within income tax expense. These adjustments have no impact on net income as reported by the Firm as a whole or by the lines of business. For a reconciliation of the Firm’s results from a reported to managed basis, see page 7 of the Earnings Release Financial Supplement.

b.
Tangible common equity (“TCE”), return on tangible common equity (“ROTCE”) and tangible book value per share (“TBVPS”) are each non-GAAP financial measures. TCE represents the Firm’s common stockholders’ equity (i.e., total stockholders’ equity less preferred stock) less goodwill and identifiable intangible assets (other than MSRs), net of related deferred tax liabilities. For a reconciliation of common stockholders’ equity to TCE, see page 9 of the Earnings Release Financial Supplement. ROTCE measures the Firm’s net income applicable to common equity as a percentage of average TCE. TBVPS represents the Firm’s TCE at period-end divided by common shares at period-end. TCE, ROTCE and TBVPS are meaningful to the Firm, as well as investors and analysts, in assessing the Firm’s use of equity.

c.
Adjusted expense and adjusted overhead ratio are non-GAAP financial measures. Adjusted expense excludes Firmwide legal expense (an expense of $218 million in the first quarter of 2017). The adjusted overhead ratio measures the Firm’s adjusted expense as a percentage of managed net revenue. Management believes this information helps investors understand the effect of these items on reported results and provides an alternate presentation of the Firm’s performance.

Notes on key performance measures

d.
Core loans represent loans considered central to the Firm’s ongoing businesses; core loans exclude loans classified as trading assets, runoff portfolios, discontinued portfolios and portfolios the Firm has an intent to exit.

e.
Estimated as of March 31, 2017. The Basel III supplementary leverage ratio (“SLR”), which becomes effective for  the Firm on January 1, 2018, and the Basel III Advanced Fully Phased-In Common equity Tier 1 (“CET1”) capital and CET1 ratio, which become effective for the Firm on January 1, 2019, are each considered key regulatory capital measures. These measures are used by management, bank regulators, investors and analysts to assess and monitor the Firm’s capital position. For additional information on these measures, see Capital Risk Management on pages 76-85 of the Firm’s Annual Report on Form 10-K for the year ended December 31, 2016.

JPMorgan Chase & Co.
News Release

Additional notes:

3.	Last twelve months (“LTM”).

4.	Net of employee issuance.

5.
Effective the first quarter of 2017, the Firm revised its method for allocating LOB equity, which includes no longer allocating for goodwill and other intangible assets. For further information, see pages 76-85 of the 2016 Annual Report on Form 10-K.

6.	Excludes Commercial Card.

7.	High quality liquid assets (“HQLA”) represents the estimated amount of assets that qualify for inclusion in the liquidity coverage ratio.

8.
The amount of credit provided to clients represents new and renewed credit, including loans and commitments. The amount of credit provided to small businesses reflects loans and increased lines of credit provided by Consumer & Business Banking; Card, Commerce Solutions & Auto; and Commercial Banking. The amount of credit provided to nonprofit and U.S. and non-U.S. government entities, including U.S. states, municipalities, hospitals and universities, represents credit provided by the Corporate & Investment Bank and Commercial Banking.

JPMorgan Chase & Co.
News Release

JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $2.5 trillion and operations worldwide. The Firm is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing, and asset management. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of consumers in the United States and many of the world’s most prominent corporate, institutional and government clients under its J.P. Morgan and Chase brands. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

JPMorgan Chase & Co. will host a conference call today, April 13, 2017, at 8:30 a.m. (Eastern) to present first quarter financial results. The general public can access the call by dialing (866) 541-2724 in the U.S. and Canada, or (706) 634-7246 for international participants. Please dial in 10 minutes prior to the start of the call. The live audio webcast and presentation slides will be available on the Firm’s website, www.jpmorganchase.com, under Investor Relations, Events & Presentations.

A replay of the conference call will be available beginning at approximately 12:30 p.m. on April 13, 2017, through midnight, April 26, 2017, by telephone at (800) 585-8367 (U.S. and Canada) or (404) 537-3406 (international); use Conference ID# 37340654. The replay will also be available via webcast on www.jpmorganchase.com under Investor Relations, Events & Presentations. Additional detailed financial, statistical and business-related information is included in a financial supplement. The earnings release and the financial supplement are available at www.jpmorganchase.com.

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of JPMorgan Chase & Co.’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause JPMorgan Chase & Co.’s actual results to differ materially from those described in the forward-looking statements can be found in JPMorgan Chase & Co.’s Annual Report on Form 10-K for the year ended December 31, 2016, which has been filed with the Securities and Exchange Commission and is available on JPMorgan Chase & Co.’s website (http://investor.shareholder.com/jpmorganchase/sec.cfm), and on the Securities and Exchange Commission’s website (www.sec.gov). JPMorgan Chase & Co. does not undertake to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.